January 20, 2006
Zip+4 Code:  20549-3561

Via Fax & U.S. Mail

Mr. Benedict Van
Chief Executive Officer
PeopleNet International Corporation
5201 Great America Parkway, Suite 239
Santa Clara, California 95054

RE:	PeopleNet International Corporation (the "Company")
	Form 10-KSB for the Fiscal Year Ended December 31, 2004
	File No. 000-33033

Dear Mr. Van:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
      Branch Chief


Via facsimile:	Benedict Van
		(408) 988-1788